Exhibit 99.1

November 14, 2016

William "Bill" C. P'Pool
2585 Anne Lane
Northbrook, IL 60062

Dear Bill,

We are pleased to offer you the role of Senior Vice President, General Counsel and Corporate Secretary, subject to interviews with Prestige BOD Members and completion of a satisfactory background check, beginning November 14, 2016.

The Senior Vice President, General Counsel and Corporate Secretary shall have the normal duties, responsibilities and authority implied by such position and report to the Chief Executive Officer of the Company.

The terms and conditions of your employment consist of the following:

Compensation

•	Annual base salary of $400,000.00 (which is $16,666.67 per pay period).

•
Participation in the Prestige Brands Inc. Bonus Plan for the fiscal year ending March 31, 2017. Your target eligibility is $200,000. The actual bonus may be higher, lower or non-existent dependent on the financial performance of the Company and your individual performance. For Fiscal Year 2017, your Bonus will be prorated based on length of service in the year and you must be employed on the date of payment to be eligible.

•
Participation in the Long Term Incentive Plan (LTIP) with an initial target opportunity equal to $400,000. The structure of the long-term incentive will be generally consistent with that of other senior executives at Prestige. Your first award of long-term incentive will be made to you on the first day of your employment and be structured as follows:

▪
2/3 Stock Options ($266,667) that vest in equal annual installments over 3 years. The options will have an exercise price equal to the stock price at the close on the date of grant and expire after 10 years if not exercised prior. The number of options will be determined based on the Black-Scholes formula.

▪	1/3 Restricted Stock ($133,333) that cliff vests at the end of three years. The number of shares granted will be based on the closing price of the stock on the date of grant.

Benefits
You will be eligible to participate in all company-wide benefits as listed below, as well as in all other benefits the company offers now or in the future to its senior level executives:

•	Medical Insurance (eligible immediately)

•	Dental Insurance (eligible 1st of month after Date of Hire (DOH))

660 White Plains Road Tarrytown, New York 10591
phone: (914) 524-6800 NYSE: PBH

Exhibit 99.1

•	Vision Insurance (eligible 1st of month after DOH)

•	Employee Life Insurance (eligible 1st of month after DOH) company paid

•	Long Term & Short Term Disability Insurance (eligible 1st of month after DOH)

•	Flexible Spending Account (eligible 1st of month after DOH)

•	401K Plan (Match of 65% up to 6% of salary subject to IRS cap and limits) (Eligible immediately)

•	4 weeks of vacation

Your work location will be 660 White Plains Rd. Tarrytown, NY 10591, unless you are on business travel.

Termination
At-Will Employment - It is understood that your employment with the company is at-will in nature and for no specified period of time. Regardless of length of service you are free to terminate your employment at any time for any reason; however, we require at least 30 calendar days’ notice because of your role within the organization. Likewise, the Company is free to terminate your employment at any time for any reason with or without cause, and will provide you with at least 30 calendar days of notice prior to any termination. The company makes no contract of continued employment.

Should the Company terminate your employment “without Cause”, should you terminate your employment for Good Reason, or if your employment terminates pursuant to a Change of Control (as defined in the LTIP), and subject to your signing a mutually agreeable release with the company, you will receive severance pay in the amount of one (1) time your current annual salary, to be paid in 24 payments over twelve months. In addition, you will receive a lump sum equal to the greater of your target Annual Bonus for the fiscal year, or the average of the bonus that was paid to you over the previous 3 fiscal years. If you have not completed three (3) fiscal years prior to the date of termination, then the average Annual Bonus paid or payable to you by Prestige Brands will be determined based on the actual number of completed fiscal years prior to the date of termination. The Annual Bonus will be paid to you in lump sum payment within 60 days of termination date. In addition, if you and your eligible dependents are participating in the medical, dental and vision plans at the time of your termination you shall be eligible for that same coverage for one year from your date of termination. You will be required to pay the employee cost of the premium and the Company will pay for the remaining portion in full including any administrative fees. This coverage will not deplete any continued health care coverage rights that you or your dependents may have pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985, and such rights to continued health care coverage under COBRA shall remain available to you.

For purposes of this agreement, the terms below shall have the following meaning:

1.)	Cause. “Cause” shall mean any of the following:

660 White Plains Road Tarrytown, New York 10591
phone: (914) 524-6800 NYSE: PBH

Exhibit 99.1

(a)	Personal dishonesty or willful misconduct, in each case in connection with your employment by the Company;
(b)
Breach of fiduciary duty or breach of the duty of loyalty to the Company which a majority of the Board determines in its sole and absolute good faith discretion materially adversely affects the Company or your ability to perform your duties under this Agreement;

(c)	Conviction for any felony (other than minor traffic offenses) or any crime involving moral turpitude;
(d)	Intentional breach of any provision of this Agreement or of any Company policy adopted by the Board which breach is not cured within 30 days after written notice from the Board;
(e)
Your willful continued failure to substantially perform your duties with the Company (other than any such failure resulting from incapacity due to Disability) if not cured within 30 days after a written demand for substantial performance is delivered to you by a majority of the Board that specifically identifies the manner in which such Board believes that you have not substantially performed your duties. For clarity, the failure of the Company to meet its business plans shall not be, in and of itself, grounds for a termination for Cause;

Board Determination of Cause. A majority of the Board shall determine in its sole and absolute good faith discretion whether Cause exists; provided however that you will have a reasonable opportunity to present to the Board prior to any such determination.

2.) Good Reason. “Good Reason” shall mean any of the following, without your prior written consent:

(a)
A material diminution in your title, reporting relationship, authority, duties or responsibilities; but excluding, for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you to the CEO;

(b)	A material reduction by the Company in your Base Salary in effect on the Effective Date or as the same may be increased from time to time;

(c)
A material reduction by the Company in your annual target incentive bonus during the Term unless such reduction is a part of an across-the-board decrease in target incentive bonuses affecting all other Senior (C-level) Executives, in which case Good Reason shall exist only if the your decrease is larger than that of other C-level executives;

(d)	The Company’s requiring you, without your consent, to be based at any office or location more than fifty (50) miles from the company’s current headquarters in Tarrytown, New York; or

(e)	The material breach by the company of any provision of this Agreement.

Good Reason shall not include your Death or Disability. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good

660 White Plains Road Tarrytown, New York 10591
phone: (914) 524-6800 NYSE: PBH

Exhibit 99.1

Reason hereunder, provided that you must deliver written notice to the CEO or the Board setting forth with specificity any circumstance you believe in good faith constitutes Good Reason within ninety (90) days after the initial occurrence of such circumstance or be foreclosed from raising such circumstance thereafter. The Company shall have an opportunity to cure to your satisfaction any claimed event of Good Reason within 30 days of notice from you before you may terminate for Good Reason. You may terminate your employment for Good Reason within a period of 120 days after the occurrence of an event of Good Reason.

3.) Change of Control. “Change of Control” shall have the meaning as defined in the Company’s then-current Long Term Incentive Plan (LTIP).

Governance of Senior Executive Compensation
The Compensation and Talent Management Committee oversees compensation as well as executive benefits. The Committee will periodically review your compensation and related programs, consistent with that of other senior executives, and make such adjustments to align with our compensation philosophy which considers both the competitive market, your performance and your role vis à vis other executives at Prestige.

Relocation Expense to the NY Metro area
You will be eligible for relocation benefits pursuant to the Company’s relocation policy, and the Addendum to this offer letter on “Relocation Assistance”.

Restrictive Covenants
As a condition to this offer of employment, you agree to the terms and conditions of the Confidential Information, Intellectual Property and Restrictive Covenants and Non-Solicitation Agreement attached as Appendix A.

Thank you for your consideration and let me know if you have any questions.

Sincerely,

/s/ Ron Lombardi
Ron Lombardi
Chief Executive Officer
Prestige Brands Holdings, Inc.

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon completion of a background check and drug test.

/s/ William P'Pool                             11-14-2016
William "Bill" C. P'Pool                         Date

660 White Plains Road Tarrytown, New York 10591
phone: (914) 524-6800 NYSE: PBH